Exhibit 99.1

Gerber Scientific, Inc. Reports Fiscal 2010 First Quarter Results

SOUTH WINDSOR, CT – August 27, 2009 – Gerber Scientific, Inc. (NYSE: GRB) today reported revenue and earnings results for its fiscal 2010 first quarter ended July 31, 2009. In accordance with U.S. generally accepted accounting principles, FOBA Technology + Services GmbH (“FOBA”) has been reflected as a discontinued operation for all periods reported.  The sale of FOBA was announced by the Company on August 3, 2009 and is expected to close in early September. FOBA was acquired in October 2008 as part of the acquisition of Virtek Vision International, Inc.

Summary of Results from Continuing Operations for FY 2010 First Quarter versus FY 2009 First Quarter
  Reported revenue declined 24.6% to $119.7 million from $158.9 million. Core business was down 27% including the effects of currency fluctuations, which decreased revenue $11.6 million, or 7.3%, while acquisitions completed after the fiscal 2009 first quarter increased reported revenue by $3.8 million, or 2.4%;
  Gross profit was $33.6 million or 28.1% of sales versus $42.0 million or 26.5% of sales. The adverse impact of significantly lower sales volume and unfavorable currency fluctuations was moderated by the ongoing benefit from cost reduction and efficiency measures initiated during fiscal 2009;
  Selling, general and administrative (SG&A) expenses declined $8.8 million to $25.4 million, or 21.2% of sales, compared with $34.2 million, or 21.5% of sales. Current quarter SG&A expenses included $1.1 million of expenses from the recent acquisitions while currency fluctuations lowered SG&A by $2.2 million.  SG&A expenses, excluding the impact of these items, were reduced by $7.7 million year-over-year in the first quarter due to expense reduction initiatives. Additionally, while R&D spending included $0.4 million from the recent acquisitions, consolidated R&D expenses were down $1.8 million;
  Operating income was $3.8 million, or a 3.2% operating margin, compared with $1.6 million of operating income and an operating margin of 1.0%. Operating results in the current quarter reflected a gross profit margin improvement of 160 basis points and the positive benefit of lower SG&A expenses, moderated by the impact of significantly lower sales volume;
  Income from continuing operations was $1.3 million or $0.05 per diluted share in the current quarter, compared with $0.7 million or $0.03 per diluted share in the same period of last year;
  Net income was $0.5 million or $0.02 per diluted share in the current quarter, compared with $0.7 million or $0.03 per diluted share. Current quarter net income included the loss from discontinued operations, net of tax, of $0.8 million, or $0.03 per diluted share;
  Net cash flows from operations, less capital expenditures, totaled $13.3 million versus cash usage, net of capital expenditures, of $7.2 million, or a positive swing of $20.5 million, due principally to effective working capital management and lower operating expenses;
  Total outstanding debt was reduced by $13 million from fiscal 2009 year end to $60.5 million.
“While we continued to experience weakness across most of our markets, as evidenced by the 17% constant currency sales decline in our first quarter, we were pleased to report increases in our gross profit margin, operating income and income from continuing operations – which is directly related to the measures we implemented in fiscal 2009 to lower costs and improve operating efficiencies,” said Marc Giles, Gerber Scientific President and Chief Executive Officer. “These measures, combined with strong working capital management and a heightened focus on cash generation, resulted in a year-over-year improvement of more than $20 million in operating cash flow, less capital expenditures, and allowed us to reduce our total debt by $13 million.”

Mr. Giles continued, “As we reported last quarter, we have also been reviewing several potential asset sales that could generate proceeds of up to $20 million, which would allow us to further reduce our outstanding debt and increase our flexibility under the existing credit facility. To that end, we recently announced we have reached an agreement to sell FOBA Technology + Services GmbH. We are pleased to report that we just received clearance from the German Cartel Office and expect to close the transaction next week, which will generate approximately $8.0-$8.5 million in net cash proceeds.”

Outlook and Guidance
“While weak demand has persisted across most of the markets we serve due to the continued uncertainty about when the economic recovery will begin, we are seeing some encouraging signs of improved activity in this difficult economic cycle,” said Mr. Giles. “Although capital equipment sales remain very unpredictable, sequential aftermarket revenue has improved noticeably indicating increased equipment use – and a positive sign regarding the recovery in our markets. Furthermore, quote and order activity has improved, but it is still difficult to close transactions due to the lack of credit availability and economic uncertainty. As a result, we don’t expect to see any measurable improvement in our top line until the last half of fiscal 2010. Nevertheless, we do believe our revenue level has stabilized, as substantiated by essentially flat sequential sales performance from the fiscal 2009 fourth quarter, and expect to be back on track to deliver improved earnings performance in the last half of the fiscal year. Until we gain more traction in our markets, we will remain focused on prudently managing our business and generating cash to improve our liquidity and balance sheet to position the Company to rebound as the recovery begins. ”

Quarterly Conference Call
Gerber Scientific’s quarterly earnings conference is scheduled for today at 10:00 a.m. EDT.  Please dial 719-325-4834 and provide the operator with confirmation code 4462326 to participate in the call in a listen only mode. The Company will also provide a live webcast of the call which may be accessed through the Company’s website (www.gerberscientific.com).  A webcast replay of the call will also be available for ninety days, as well as a conference call transcription, which will be available three business days after the conference call, on the Company’s website under the Investor Relations tab.

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics and packaging, apparel and flexible materials, and ophthalmic lens processing industries.  Headquartered in South Windsor, Connecticut, the Company operates through four primary businesses:  Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows, product launches and cost reductions are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company’s filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific’s Annual Report on Form 10-K for the fiscal year ended April 30, 2009 under the headings “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Influence Future Results,” as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which outline certain important risks regarding the Company’s forward-looking statements.  These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, continued adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements.  The Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.

GERBER SCIENTIFIC, INC. SUMMARY OF OPERATIONS (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands, except per share data	2009	2008
Revenue:
Product sales	$102,774	$139,807
Service sales	16,928	19,051
	119,702	158,858
Costs of Sales:
Cost of products sold	76,073	103,594
Cost of services sold	9,988	13,220
	86,061	116,814

Gross profit	33,641	42,044

Selling, general and administrative expenses	25,422	34,211
Research and development	4,428	6,233
Operating income	3,791	1,600

Other income (expense), net	(945)	(128)
Interest expense	(1,017)	(614)
Income from continuing operations before income taxes	1,829	858
Income tax expense	488	177
Income from continuing operations	1,341	681
Loss from discontinued operations, net of tax benefit of $49	(827)	---
Net income	$514	$681

Basic earnings (loss) per common share:
Continuing operations	$0.05	$0.03
Discontinued operations	(0.03)	---
Basic earnings per common share	$0.02	$0.03
Diluted earnings (loss) per common share:
Continuing operations	$0.05	$0.03
Discontinued operations	(0.03)	---
Diluted earnings per common share	$0.02	$0.03

Weighted Average Common Shares Outstanding:
Basic	24,611	23,766
Diluted	24,612	24,026

GERBER SCIENTIFIC, INC. SUMMARY SEGMENT INFORMATION (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands	2009	2008
Sign Making and Specialty Graphics:
Gerber Scientific Products	$19,426	$23,934
Spandex	53,713	70,435
Sign Making and Specialty Graphics	73,139	94,369
Apparel and Flexible Materials	35,060	48,949
Ophthalmic Lens Processing	11,503	15,540
Consolidated revenue	$119,702	$158,858
Sign Making and Specialty Graphics:
Gerber Scientific Products	$(750)	$(1,163)
Spandex	2,938	3,303
Sign Making and Specialty Graphics	2,188	2,140
Apparel and Flexible Materials	4,159	3,666
Ophthalmic Lens Processing	695	115
Segment operating income	7,042	5,921
Corporate operating expenses	(3,251)	(4,321)
Consolidated operating income	$3,791	$1,600

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – REVENUE BY PRODUCT TYPE (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands	2009	2008
Equipment and software revenue	$26,966	$43,123
Aftermarket supplies revenue	75,808	96,684
Service revenue	16,928	19,051
Total revenue	$119,702	$158,858

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – KEY OPERATING RATIOS (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands	2009	2008
Gross profit margin	28.1%	26.5%
Operating margin	3.2%	1.0%

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – FINANCIAL POSITION (Unaudited)
In thousands, except ratio amounts	July 31, 2009	April 30, 2009
Cash and cash equivalents	$11,623	$10,313
Working capital	$87,745	$92,839
Total debt	$60,500	$73,500
Net debt (total debt less cash and cash equivalents)	$48,877	$63,187
Shareholders' equity	$162,520	$148,302
Total capital (net debt plus shareholders' equity)	$211,397	$211,489
Current ratio	1.91:1	2.02:1

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – CASH FLOWS (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands	2009	2008
Cash flows provided by (used for) operating activities	$14,473	$(4,974)
Cash flows used for investing activities	$(2,104)	$(5,855)
Cash flows (used for) provided by financing activities	$(12,412)	$11,912
Depreciation and amortization	$2,636	$2,407
Capital expenditures	$1,160	$2,206

GERBER SCIENTIFIC, INC. SELECTED FINANCIAL DATA – ORDERS BY GEOGRAPHIC LOCATION (Unaudited)
	For the Fiscal Quarters Ended July 31,
In thousands	2009	2008
North America	$40,203	$53,323
Europe	56,759	81,480
Rest of world	23,266	29,696
Consolidated orders	$120,228	$164,499